DealerSocket Inc. to Acquire Inventory+ from Dealertrack®

Expands product line and gives customers more ways to boost efficiency and profitability

SAN CLEMENTE, Calif. & Lake Success, N.Y.—(BUSINESS WIRE)—August 20, 2015—DealerSocket Inc. and Dealertrack Technologies, Inc. (NASDAQ: TRAK) today announced that they have entered into a definitive agreement under which DealerSocket will acquire Dealertrack’s Inventory+ business in an all-cash transaction for approximately $55 million.

Under the terms of the agreement, Dealertrack’s Inventory+ suite of inventory management solutions, including its AAX product in the U.S. and Canada, as well as its eCarlist websites, will be acquired by DealerSocket. Inventory+ helps dealers centralize and standardize the inventory management process, gain data-driven insights, and maximize profitability.

“DealerSocket is extremely excited to acquire and work side-by-side with the employees and customers of the Inventory+ suite of products,” said Jonathan Ord, CEO DealerSocket. “The employee base will be a welcome addition to the DealerSocket family and we believe the combination of DealerSocket websites, CRM and other products with the Inventory+ product line will be a big benefit to dealers. We are excited to continue to expand the ways in which we deliver powerful solutions to our customers.”

DealerSocket’s acquisition of Dealertrack’s Inventory+ business and Dealertrack’s acquisition by Cox Automotive, Inc. are both expected to be completed by the end of the third quarter of 2015, subject to regulatory approval. Dealertrack’s Canadian Tradetracker product and Central Dispatch are not part of the transaction with DealerSocket.

“As we work to complete our transaction with Cox Automotive, DealerSocket’s acquisition of our Inventory+ business is a great result for our Inventory+ employees, customers, and our company as a whole,” said Mark O'Neil, chairman and chief executive officer of Dealertrack. “Seamlessly transitioning our Inventory+ team members and customers to DealerSocket is our top priority.”

DealerSocket’s acquisition of Inventory+ is contingent upon approval by the Department of Justice (“DOJ”) in connection with the DOJ’s review of the pending acquisition of Dealertrack by Cox Automotive. Dealertrack, DealerSocket and Cox Automotive are working cooperatively and expeditiously with the DOJ in connection with its review process.

About DealerSocket (www.DealerSocket.com)

DealerSocket is a leading automotive technology platform that helps dealerships in the United States, Canada and Australia improve profitability through a fully integrated suite of marketing, sales, service, customer experience DMS and data mining solutions. Headquartered in San Clemente, Calif., DealerSocket employs more than 850 people and serves more than 7,500 dealerships in the United States, Canada and Australia. DealerSocket’s advanced technology provides benchmarking data that paces the industry, and its insightful experts identify trends and develop strategic roadmaps that help dealers optimize processes and operate more profitably. Visit DealerSocket.com for more information.

About Dealertrack (www.Dealertrack.com)

Dealertrack's intuitive and high value web based software solutions and services enhance efficiency and profitability for all major segments of the automotive retail industry, including dealers, lenders, vehicle manufacturers, third party retailers, agents and aftermarket providers. In addition to the industry's largest online credit application network, connecting more than 20,000 dealers with more than 1,500 lenders, Dealertrack delivers the industry's most comprehensive solution set for automotive retailers, including Dealer Management System (DMS), Inventory, Sales and F&I, Digital Marketing and Registration and Titling solutions.

Forward Looking Statements

Statements in this release that are not strictly historical, including statements regarding the proposed acquisition, the expected timetable for receiving regulatory approvals and completing the transaction, and any other statements regarding events or developments that we believe or anticipate will or may occur in the future, may be "forward-looking" statements within the meaning of the federal securities laws, and involve a number of risks and uncertainties. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements and you should not place undue reliance on any such forward-looking statements. These factors include risks and uncertainties related to, among other things: general economic conditions and conditions affecting the industries in which Cox Automotive and Dealertrack operate; the uncertainty of regulatory approvals; the parties' ability to satisfy the tender offer and merger agreement conditions and consummate the transaction; and Dealertrack's performance and maintenance of important business relationships. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in Dealertrack's SEC filings, including Dealertrack's Annual Report on Form 10-K for the year ended December 31, 2014. These forward-looking statements speak only as of the date of this release and neither Cox Automotive nor Dealertrack assumes any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise, except as required by law.

DealerSocket

Media Relations

Marylou Hastert

mhastert@dealersocket.com

DealerSocket

Investor Relations

Steven Meeker

smeeker@dealersocket.com

Dealertrack Technologies

Investor Relations

Eric Jacobs, 888-450-0478

Investorrelations@Dealertrack.com

Media Relations

Alison von Puschendorf, 802-540-7366

Alison.vonpuschendorf@Dealertrack.com